Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-211759 on Form S-8 of our report dated February 27, 2017, relating to the consolidated financial statements of US Foods Holding Corp. and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte and Touche LLP

Chicago, Illinois

February 27, 2017